                                                                 EXHIBIT 99.1

                                    INDEX

                                                                       PAGE
                                                                       ----
MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS OF
   PRICEINTERACTIVE, INC............................................    1

CONSOLIDATED FINANCIAL STATEMENTS OF PRICEINTERACTIVE, INC.:
   REPORT OF INDEPENDENT PUBLIC ACCOUNTANT..........................    7
   BALANCE SHEET AS OF DECEMBER 31, 2000............................    8
   STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000.....    9
   STATEMENT OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
      EQUITY FOR THE YEAR ENDED DECEMBER 31, 2000...................   10
   STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2000.....   11
   NOTES TO FINANCIAL STATEMENTS....................................   12

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS:
   UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF
      DECEMBER 31, 2000.............................................   25
   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
      FOR THE YEAR ENDED DECEMBER 31, 2000..........................   26
   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
      STATEMENTS....................................................   27

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

       Founded in 1997, PriceInteractive is a recognized Speech Application Service Provider to Fortune 500 enterprises, telecom carriers and operators of e-commerce sites and portals. PriceInteractive's mission is to voice enable the Internet economy by rapidly extending Web-based applications to telephones and wireless devices.

       PriceInteractive's annual revenues have grown from approximately $4 million for the year ended December 31, 1997 to approximately $18.1 million for the year ended December 31, 2000, primarily through a line of interactive voice response, IVR, services it calls IPort. IPort services are expected to account for approximately 90% of 2001 revenues.

       PriceInteractive recently announced its high capacity flagship service, SpeechPort, which makes available "Web-bound" content, customer relationship management applications and e-commerce opportunities to wireless and fixed telephones through an advanced speech recognition interface. SpeechPort enables ubiquitous access for a business' information -whether content, commerce or customer support - in support of its e-business, e-commerce, e-customer relationship management, or ERP initiatives. While the service is designed to primarily extend Web-based applications, it also provides the ability to extend legacy applications to the telephone.

       During 1999 and 2000 PriceInteractive's results have been affected by a variety of trends related to its growth, including an increase in the number of employees, a shift towards increased professional services revenue, the decision to invest heavily in the development of the SpeechPort platform and an increased emphasis on sales and marketing. PriceInteractive expects revenues from the SpeechPort platform to grow more rapidly than revenues from IVR Services utilizing the IPort platform.

RESULTS OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 2000 AND 1999

REVENUES

       REVENUES. PriceInteractive's revenues are generated from two principal sources: fees received from customers for hosting application services on our SpeechPort and IPort platforms, and fees received from customers for providing professional services to design, develop and test speech applications. Hosting services revenue is dependent on the volume of traffic carried over the platform, which is measured in minutes. Customers are charged fees based on minutes of traffic across the platform. The volume of such traffic is dependent on the length of the call. PriceInteractive recognizes this revenue in the period in which the call is completed. Professional service revenue is billed on an hourly basis and is dependent upon the number of employees engaged in the process of designing, developing, and testing speech and other IVR applications. PriceInteractive recognizes this revenue when services are performed. During 2000, approximately $0.7 million of professional service revenue related to the connection of developed applications to our IPort and SpeechPort platforms was deferred and is being recognized over the life of the hosting period. PriceInteractive also derives a limited amount of revenue from the sale of equipment to our customers.

       Revenue increased by $6.3 million to $18.1 million for the twelve months ended December 31, 2000, from $11.8 million for the twelve months ended December 31, 1999. This increase was primarily driven by a $2.9 million increase in revenue derived from PriceInteractive's professional services group to $4.6 million for the twelve months ended December 31, 2000, from $1.7 million for the twelve months ended December 31, 1999. The increase in professional service revenue was primarily the result of the expansion of PriceInteractive's professional services division to 65 employees as of December 31, 2000 from 32 as of December 31, 1999. The remaining increase in revenue of $3.4 million resulted primarily from an increase in the amount of traffic carried over the IPort platform to 81.3 million minutes for the twelve months ended December 31, 2000, from 67.7 million minutes for the twelve months ended December 31, 1999.

COST OF REVENUES

       Cost of revenues includes data communications and telecommunication expenses and platform-related expenses. Cost of revenues increased by $3.5 million to $9.1 million for the twelve months ended December 31, 2000 from $5.6 million for the twelve months ended December 31, 1999. This increase was the result of a $1.6 million increase in data communication and telecommunication expenses and a $1.9 million increase in platform-related expenses as discussed below.

       DATA COMMUNICATIONS AND TELECOMMUNICATIONS EXPENSES. Data communications and telecommunications expenses are composed primarily of purchased minutes, equipment depreciation expense, and other expenses associated with data communications and telecommunications.

       Purchased minutes are fees paid to telecommunications carriers for completing calls over the public circuit-switched network to our platforms. The amount of these fees depends on the volume of voice and data traffic carried over the public circuit-switched network, which is measured in minutes of traffic. The per minute rate charge for purchased minutes is negotiated with public circuit-switched network carriers based on the origination point of the call.

       Equipment depreciation costs result from the amortization of all equipment and software purchased to build PriceInteractive's platforms.

       Other data communication and telecommunications expenses include charges paid to local service providers for access to the public circuit-switched network from our platforms located at PriceInteractive's Reston, VA, St Louis, MO and Ashburn, VA facilities, direct equipment expenses and data processing expenses. The local access charges consist of set monthly fees for direct lines into our platforms. Direct equipment expenses consist of component parts of equipment purchased from a variety of vendors. These expenses are recorded when the equipment is installed and operational. Data processing expenses consist of labor costs to transcribe customer data and voice recording costs for customer applications.

       Data communications and telecommunications expenses increased by $1.6 million to $5.2 million for the twelve months ended December 31, 2000, from $3.6 million for the twelve months ended December 31, 1999. The increase in data communications and telecommunications expense was driven by increases in platform equipment depreciation and purchased minute costs associated with the buildout of the SpeechPort platform and the increase in traffic described above. Depreciation costs increased to $1.1 million for the twelve months ended December 31, 2000, from $0.4 million for the twelve months ended December 31, 1999. Purchased minute costs increased to $2.3 million for the twelve months ended December 31, 2000 from $1.7 million for the twelve months ended December 31, 1999. Equipment expenses directly related to equipment sales increased to $0.3 for the twelve months ended December 31, 2000, from approximately $0 for the twelve months ended December 31, 1999. Other data communications and telecommunications expenses, data processing, public circuit-switched network access, and data processing fees, decreased slightly to $1.5 million for the twelve months ended December 31, 2000, from $1.5 million for December 31, 1999. As a percentage of total revenue, data communications and telecommunications expenses decreased to approximately 28% for the twelve months ended December 31, 2000, from approximately 30% for the twelve months ended December 31,

1999. This reflects both lower total communications costs per minute and the increase in professional services revenue.

       PLATFORM EXPENSES. Platform expenses include the expense of operating and supporting our platforms and consist mainly of salary and payroll taxes and benefits paid for employees directly involved in operating and supporting our platforms and our software applications.

       Platform expenses increased by $1.9 million to $4.0 million for the twelve months ended December 31, 2000, from $2.1 million for the twelve months ended December 31, 1999. This increase is due principally to the increase in personnel needed to operate and support the platforms. As a percentage of total revenue, Platform expenses increased to approximately 22% for the twelve months ended December 31, 2000, from approximately 18% for the twelve months ended December 31, 1999.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

       Selling, general and administrative expenses consist of sales and marketing expenses, general and administrative expenses, and depreciation and amortization expenses. Selling, general and administrative expenses increased by $3.6 million to $8.8 million for the twelve months ended December 31, 2000 from $5.2 million for the twelve months ended December 31, 1999. This increase was the result of a $0.8 million increase in sales and marketing expenses, a $2.6 million increase in general and administrative expenses and a $0.3 million increase in depreciation and amortization expenses as discussed below.

       SALES AND MARKETING EXPENSES. Selling and marketing expenses include expenses relating to the salaries, payroll taxes and benefits that PriceInteractive pays for sales and marketing personnel and the expenses associated with the development and implementation of our promotion and marketing campaigns, including expenses relating to our outside public relations firm and industry analysts.

       Sales and marketing expenses increased by $0.8 million to $2.0 million for the twelve months ended December 31, 2000, from $1.2 million for the twelve months ended December 31, 1999. This increase is attributable to an increase in the number of personnel and increased marketing expenses, particularly in connection with public relations campaigns. As a percentage of total revenue, sales and marketing expenses increased to approximately 11% from approximately 10% for the twelve months ended December 31, 2000, and 1999, respectively.

       GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include salary, payroll tax and benefit expenses and related costs for general corporate functions, including executive management, administration, information technology and human resources.

       General and administrative expenses. General and administrative expenses increased by $2.5 million to $6.1 million for the twelve months ended December 31, 2000, from $3.6 million for the twelve months ended December 31, 1999. General and administrative expenses increased primarily due to an increase in the number of personnel, and the associated rent, recruiting, travel and training costs, offset by a decline in the allowance for doubtful accounts. As a percentage of total revenue, general and administrative expenses increased to approximately 34% for the twelve months ended December 31, 2000, from approximately 29% for the twelve months ended December 31, 1999.

       DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased by $0.3 million to $0.8 million for the twelve months ended December 31, 2000, from $0.5 million for the twelve months ended December 31, 1999. This increase resulted primarily from additional purchases of capital equipment and software that were needed to support our expanded headcount. As a percentage of total revenue, depreciation and amortization expense remained constant at 4% for the twelve months ended December 31, 2000 and 1999.

INTEREST INCOME AND INTEREST EXPENSE

       INTEREST INCOME AND INTEREST EXPENSE. Interest expense is primarily comprised of interest on PriceInteractive's LIBOR plus 2.50% floating $4.5 million bank equipment facility and various capital leases pursuant to which PriceInteractive has financed an additional portion of the hardware and software components of our platforms. Interest income is primarily composed of income earned on our cash, cash equivalents and marketable securities.

       Interest income increased slightly to $0.2 million for the twelve months ended December 31, 2000. This increase was primarily attributable to increased interest earnings on cash, cash equivalents and marketable securities as a result of a $5.0 million equity investment received from a strategic partner in August, 2000. Interest expense increased slightly to $0.2 million for the twelve months ended December 31, 2000. This increase was attributable to capital equipment financing.

LIQUIDITY AND CAPITAL RESOURCES

       PriceInteractive's principal capital and liquidity needs historically have related to the development of its platform, sales and marketing activities and research and development expenses. PriceInteractive's capital needs have in large part been financed through cashflow from operations and the net proceeds from its initial equity investment. As PriceInteractive has placed greater emphasis on expanding and enhancing its platform infrastructure, it has also sought to meet its capital needs through bank equipment financing and vendor capital leases. PriceInteractive also has an unused line of credit with the same bank that provides the majority of its equipment financing. As of December 31, 2000, approximately $1.0 million was available under that facility. As of the same date PriceInteractive's cash and cash equivalents were $12.5 million.

       During 2000, PriceInteractive concluded that it would be necessary to raise additional equity capital of at least $25.0 million and perhaps as much as $50.0 million, to fund the construction of the SpeechPort platform and PriceInteractive's continued growth. In August 2000, PriceInteractive concluded a $5.0 million strategic investment from MicroStrategy, Incorporated. PriceInteractive was engaged in preliminary efforts to raise additional capital when discussions of a possible acquisition by iBasis commenced. On December 12, 2000 we received a Bridge loan from iBasis as a condition of the December 12, 2000 Proposed Merger Agreement. If for any reason the proposed merger with iBasis does not close, PriceInteractive will need to reinitiate efforts to raise additional equity capital and the Bridge loan would convert to equity.

       Net cash used in operating activities was $0.2 million for the twelve months ended December 31, 2000, as compared to cash provided by operations of $1.7 million for the twelve months ended December 31, 1999.

       For the twelve months ended December 31, 2000, cash used in operating activities was primarily attributable to increases in accounts receivable and prepaid expenses associated with the growth of the business and, for accounts receivable, two large pre-bills totaling $1.7 million to two major telecom carriers. For the twelve months ended December 31, 1999, the amount was primarily attributable to net income and an increase in the deferred tax liability.

       Net cash used in investing activities was $10.6 million for the twelve months ended December 31, 2000, as compared to $1.8 million for the twelve months ended December 31, 1999. For the twelve months ended December 31, 2000 and 1999, cash used in investing activities was primarily attributable to the purchases of equipment.

       Net cash provided by financing activities was $18.4 million for the twelve months ended December 31, 2000, as compared to net cash provided by financing activities of $0.7 million for the twelve months ended December 31, 1999. For the twelve months ended December 31, 2000, the increase was primarily attributable to the $5.0 million strategic investment by MicroStrategy, Incorporated and financing of our equipment purchases. For the twelve months ended December 31, 1999, the increase was primarily attributable to financing of equipment purchases.

       PriceInteractive believes that inflation does not have a significant impact on its financial results.

DISCUSSIONS ABOUT MARKET RISK

       PriceInteractive does not enter in to hedging or derivative securities transactions that would subject it to market risk. PriceInteractive does not enter into transactions in foreign denominated currencies and does not have any material obligations that are subject to volatility in foreign currency exchange rates or in interest rates.

Report of Independent Public Accountants

To the Board of Directors of PriceInteractive, Inc.:

We have audited the accompanying balance sheet of PriceInteractive, Inc. (a Delaware corporation) as of December 31, 2000, and the related statements of operations, redeemable preferred stock and stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PriceInteractive, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Vienna, Virginia
January 24, 2001

                             PRICEINTERACTIVE, INC.

                                  Balance Sheet

                                            ASSETS                                             DECEMBER 31, 2000
                                                                                            -------------------------
Current assets:
    Cash and cash equivalents                                                             $            10,156,449
    Short-term investments, at market                                                                   2,328,036
    Accounts receivable, net of allowance for doubtful accounts of $770,000                             6,657,740
    Prepaid expenses and other current assets                                                           1,569,071
                                                                                            -------------------------
                    Total current assets                                                               20,711,296

Property and equipment, net of accumulated depreciation
    and amortization of $2,651,577                                                                      9,775,845
Intangible assets, less accumulated amortization of $646,250                                              334,063
Other assets                                                                                               81,557
                                                                                            -------------------------
                                                                                          $            30,902,761
                                                                                            =========================
               LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                                      $             1,311,939
    Accrued transaction expenses                                                                          661,000
    Accrued employee compensation and benefits                                                            784,673
    Deferred rent                                                                                          98,655
    Other accrued expenses                                                                                174,127
    Deferred revenue                                                                                    2,875,380
    Deferred tax liability, current portion                                                               102,512
    Notes payable, current portion                                                                      1,303,401
    Obligation under capital lease, current portion                                                       152,883
                                                                                            -------------------------

                    Total current liabilities                                                           7,464,570
Deferred tax liability, net of current portion                                                            137,728
Notes payable, net of current portion                                                                   2,755,052
Convertible subordinated note payable                                                                  10,000,000
Obligation under capital lease, net of current portion                                                    305,766
                                                                                            -------------------------
                    Total liabilities                                                                  20,663,116
                                                                                            -------------------------

Commitments and contingencies (Note 14)
Redeemable Preferred Stock:
    Redeemable preferred stock, par value $.01, 5,000,000 shares authorized, 8%
       cumulative, redeemable, non-voting preferred stock, 6,500 shares
       issued and outstanding (entitled first in liquidation to $7,935,000)                             7,700,512

Stockholders' Equity:
    Preferred stock, par value $.01,
       Series A, 8% cumulative, voting, convertible preferred stock, 2,428,000 shares
       issued and outstanding (entitled second in liquidation to $4,273,000)                               24,280
    Class A Common stock, par value $.01, 40,000,000 shares authorized,
          1,435,000 shares issued and outstanding                                                          14,355
    Class B Common stock, par value $.01, 30,000,000 shares
       authorized, 9,520,000 shares issued and outstanding                                                 95,200
    Additional paid-in capital                                                                          4,363,072
    Accumulated deficit                                                                                (1,957,774)
                                                                                            -------------------------
                    Total stockholders' equity                                                          2,539,133
                                                                                            -------------------------
                                                                                          $            30,902,761
                                                                                            =========================

The accompanying notes are an integral part of this statement.

                             PRICEINTERACTIVE, INC.

                             Statement of Operations

                                                                                       DECEMBER 31, 2000
                                                                                   -------------------------
Revenue                                                                          $            18,076,999
Costs of revenue                                                                               9,095,994
                                                                                   -------------------------
                   Gross profit                                                                8,981,005

Selling, general and administrative expenses                                                   8,803,980
                                                                                   -------------------------
                   Income from operations                                                        177,025

Other income (expense):
    Interest expense                                                                            (175,442)
    Interest income                                                                              229,876
    Other expense                                                                               (662,255)
                                                                                   -------------------------

                   Loss before provision for income taxes                                       (430,796)

Provision for income taxes                                                                       105,926
                                                                                   -------------------------

                   Net loss                                                                     (536,722)

Dividends on and accretion of redeemable and convertible preferred stock                        (973,187)
                                                                                   -------------------------
                   Net loss attributable to common stockholders                  $            (1,509,909)
                                                                                   =========================


The accompanying notes are an integral part of this statement.

                             PRICEINTERACTIVE, INC.

        Statement of Redeemable Preferred Stock and Stockholders' Equity


                                                  REDEEMABLE
                                               PREFERRED STOCK                          STOCKHOLDERS' EQUITY
                                           ------------------------  ----------------------------------------------------------
                                                                         SERIES A CUMULATIVE
                                                                        CONVERTIBLE PREFERRED          CLASS A COMMON
                                                                               STOCK                        STOCK

                                             SHARES       AMOUNT        SHARES        AMOUNT         SHARES        AMOUNT
                                           ----------- ------------  ------------- -------------  ------------  -----------
Balance, December 31, 1999                  6,500      $ 7,043,837      2,428,000     $ 24,280              -     $      -

Issuance of stock options
    to consultants                              -                -              -            -              -            -

Issuance of Class A Common Stock                -                -              -            -      1,435,500       14,355

Dividends on and accretion of Redeemable
     Preferred Stock                            -          656,675              -            -              -            -

Net Loss                                        -                -              -            -              -            -


                                           -----------------------   -------------  ------------  ------------  -----------
BALANCE DECEMBER 31, 2000                   6,500      $ 7,700,512      2,428,000     $ 24,280      1,435,500     $14,355
                                           =======================   =============  ============  ============  ===========

                                                                             STOCKHOLDERS' EQUITY
                                           ---------------------------------------------------------------------------------------

                                                  CLASS B COMMON
                                                       STOCK                                                            TOTAL
                                                                           ADDITIONAL                               STOCKHOLDERS'
                                                SHARE        AMOUNT     PAID-IN CAPITAL     ACCUMULATED DEFICIT         EQUITY
                                           --------------- ----------- ------------------  ---------------------  ----------------
                                                           C>
Balance, December 31, 1999                    9,520,000     $ 95,200    $         -         $      (1,421,052)      $ (1,301,572)

Issuance of stock options
    to consultants                                    -            -         14,135                         -             14,135

Issuance of Class A Common Stock                      -            -      5,005,612                         -          5,019,967

Dividends on and accretion of Redeemable
    Preferred Stock                                   -            -       (656,675)                        -           (656,675)

Net Loss                                              -            -              -                  (536,722)          (536,722)


                                           --------------- ----------- ------------------ ----------------------  ----------------
BALANCE DECEMBER 31, 2000                     9,520,000     $ 95,200    $ 4,363,072         $      (1,957,774)       $ 2,539,133
                                           =============== =========== ================== ======================  ================


The accompanying notes are an integral part of this statement.

                             PRICEINTERACTIVE, INC.

                             Statement of Cash Flows

                                                                                       DECEMBER 31, 2000
                                                                                   -------------------------
Cash flows from operating activities:
    Net loss                                                                       $            (536,722)
    Adjustments to reconcile net loss to net cash used in
       operating activities:
          Depreciation and amortization                                                        1,848,525
          Non-cash expense related to stock options
            issued to consultants                                                                 14,135
          Provision for deferred taxes                                                           245,380
          Changes in operating assets and liabilities, net of
            effect of business combinations:
               Increase in accounts receivable                                                (4,032,590)
               Increase in prepaid expenses and other assets                                  (1,413,389)
               Increase in accounts payable                                                      430,882
               Increase in accrued expenses, deferred
               revenue and other liabilities                                                   3,290,010
                                                                                   -------------------------
                   Net cash used in operating activities                                        (153,769)
                                                                                   -------------------------
Cash flows from investing activities:
    Purchase of available-for-sale securities                                                 (3,110,420)
    Sale of available-for-sale securities                                                      1,555,031
    Purchase of property and equipment                                                        (8,968,585)
    Loss on disposal of equipment                                                                 (4,055)
    Cash paid in connection with business combination                                           (100,000)
                                                                                   -------------------------
                   Net cash used in investing activities                                     (10,628,029)
                                                                                   -------------------------
Cash flows from financing activities:
    Proceeds from notes payable                                                               13,359,622
    Repayments of notes payable                                                                 (483,462)
    Proceeds from capital lease                                                                  459,735
    Proceeds from issuance of stock                                                            5,019,967
                                                                                   -------------------------
                   Net cash provided by financing activities                                  18,355,862
                                                                                   -------------------------
                   Net increase in cash  and cash equivalents                                  7,574,064

Cash and cash equivalents, beginning of year                                                   2,582,385
                                                                                   -------------------------
Cash and cash equivalents, end of year                                             $          10,156,449
                                                                                   =========================

The accompanying notes are an integral part of this statement.

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000


(1)    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)  ORGANIZATION AND NATURE OF BUSINESS

            PriceInteractive, Inc. (the "Company") was incorporated in the State of Delaware, in November 1996. Headquartered in Reston, Virginia, the Company provides outsourced services that enable its customers to quickly and cost effectively deploy leading-edge interactive voice and web applications. The Company operates a high volume interactive call processing platform that is capable of voice enabling web content for telephone users.

            In December 2000, management entered into a letter of intent (the Merger Agreement) for the sale of all of the Company's common stock to iBasis, Inc. ("iBasis"), a Massachusetts company. The terms of the Merger Agreement include $50 million in cash and 10.1 million shares of iBasis common stock to be distributed among the selling shareholders of the Company. In conjunction with the Merger Agreement, the Company has incurred approximately $661,000 of legal, accounting, and other transaction costs, which have been included as other expense on the accompanying statement of operations. As a condition of the Merger Agreement, iBasis provided the Company with a $10 million bridge loan as further discussed in Note 6.

            The Company is subject to a number of risks common to companies in similar stages of development, including dependence on key individuals and key vendors, increased competition and new entrants, and the subjectivity of the Company's services to rapid technological changes.

       (b)  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

       (c)  FAIR VALUE OF FINANCIAL INSTRUMENTS

            The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. In management's opinion, the carrying amounts of these financial instruments approximate their fair values at December 31, 2000.

       (d)  CASH AND CASH EQUIVALENTS

            The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2000, cash equivalents consisted of a money market account carried at fair market value.

       (e)  PROPERTY AND EQUIPMENT

            Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the individual assets, as follows:

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000

           Furniture and fixtures                                            5 years
           Computer equipment and software                                   3 years
           Interactive voice response system components and software         3 to 5 years
           Leasehold improvements                                            shorter of estimated useful
                                                                             life or remaining lease term

       (f)  INTANGIBLE ASSETS

            The Company recorded goodwill for the excess of the purchase price over tangible net assets acquired related to the acquisition of substantially all of the assets and liabilities of Send-A-Song Corporation, in 1997, and FusionTec, Inc., in 2000, is being amortized on a straight-line basis over five years. The amortization expense for 2000 is $271,563. The Company periodically assesses and evaluates the recoverability of such assets based on current facts and circumstances and the operational performance of the acquired business.

       (g)  SHORT-TERM INVESTMENTS

            As of December 31, 2000 the Company held marketable debt securities that will mature during 2001. These securities were classified as available-for-sale securities pursuant to Statement of Financial Accounting Standards No. ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, such investments are recorded at market value with any unrealized holding gains and losses being recognized as a separate component of stockholders' equity. For the year ended December 31, 2000, there were no unrealized holding gains or losses on the Company's investments.

       (h)  INCOME TAXES

            The Company accounts for income taxes using the asset and liability approach in accordance with SFAS No. 109, "Accounting for Income Taxes". Under the asset and liability approach, taxes payable or refundable for the current year are recognized and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized as a component of the tax provision in the period that includes the enactment date.

       (i)  STOCK-BASED COMPENSATION

            The Company accounts for stock-based employee compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which requires companies to (i) recognize as expense the fair value of all stock-based awards on the date of grant, or
            (ii) continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and provide pro forma net income disclosures for employee stock option grants as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 in accounting for its stock option incentive plan.

       (j)  REVENUE RECOGNITION

            The Company provides professional services to design, develop, and test speech applications under time and materials and fixed-fee contracts. Revenue on time and materials contracts is

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000

            recognized as services are performed. Revenue on fixed-fee contracts is recognized using the percentage of completion method measured by labor hours incurred to total estimated hours required. Estimates of costs to complete are reviewed periodically and revised as required. Provisions are made for the full amount of anticipated losses, if any, on all contracts in the period in which the losses are first determinable. Changes in estimates are also reflected in the period they become known.

            Professional services related to the connection of the speech application to the Company's interactive call processing platform are deferred and recognized over the contractual hosting period. Costs associated with these professional services are deferred until the related revenue is recognized.

            Revenue for traffic carried over the Company's interactive call processing platform, measured in minutes, is recognized at the contractual rates in the period the services are provided and the related call is completed.

            Revenue related to additional professional services such as application modifications or upgrades, is recognized as services are performed and costs are incurred.

            Billings received in advance of completing engagements are recorded as deferred revenue and recognized as income in the period in which the services are provided.

       (k)  COSTS OF REVENUE

            Costs of revenue to provide professional services to design, develop, and test speech applications consist of direct labor and related costs for program management, development, voice recording personnel, and materials. Costs of revenue to carry traffic over the Company's interactive call processing platform consists of data communications, telephone expenses, and depreciation on the interactive voice response system components and software.

       (l)  ADVERTISING

            The Company expenses the production costs of advertising the first time the advertising takes place. For the year ended December 31, 2000, the Company expensed $868,162 of advertising costs.

       (m)  CAPITALIZED SOFTWARE COSTS

            The Company capitalizes software development and installation costs in connection with its interactive call processing platform in accordance with the American Institute of Certified Public Accountants' Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Capitalized software costs are amortized on a straight line basis over a useful life of three years and are included in the accompanying balance sheet as a component of interactive voice response system components and software. As of December 31, 2000, $1,261,557 of such costs were capitalized. Amortization expense for the year ended December 31, 2000 was approximately $189,000.

       (n)  PLATFORM COSTS

            Costs associated with the Company's interactive call processing platforms include salary and payroll taxes and benefits paid for employees directly involved in operating and supporting the platforms and software applications are charged to expense as incurred. For the year ended December 31, 2000, the Company incurred approximately $4 million in platform-related costs, which are included in the accompanying statement of operation.

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000

       (o)  IMPAIRMENT OF LONG-LIVED ASSETS

            The Company accounts for the impairment of long-lived assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. The Company has not recorded a provision for impairment of long-lived assets.

       (p)  COMPREHENSIVE INCOME

            The Company does not have any components of other comprehensive income, as defined by SFAS No. 130, "Reporting Other Comprehensive Income."

       (q)  RECENT ACCOUNTING PRONOUNCEMENTS

            In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after January 1, 2001. As the Company does not currently engage in derivatives or hedging transactions, management does not believe that SFAS No. 133 will have a material impact on the Company's results of operations, financial position or cash flows.

(2)    RETIREMENT PLAN

       The Company maintains a defined contribution plan (the "401(k) Plan") qualified under Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all employees with six months of eligible service. Under the 401(k) Plan, employees may make elective salary deferrals and the Company provides for a 50% matching of qualified deferrals. During the year ended December 31, 2000, the Company made matching contributions of approximately $96,000.

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000

(3)    LEASING ARRANGEMENTS

       The Company occupies office space in facilities under operating leases that expire over the next seven years. The following is a schedule of future minimum lease payments, net of sublease rental income, for all operating leases as of December 31, 2000:


        Year Ending December 31,
        -----------------------
          2001                            $  839,000
          2002                               860,000
          2003                               860,000
          2004                               544,000
          2005                               305,000
          2006 and thereafter                385,000
                                         -----------
              Total                       $3,793,000
                                         -----------

       Rent expense was approximately $681,000 for the year ended December 31, 2000.

       In 2000, the Company entered into an agreement with a leasing company under which the Company will be able to finance up to $1 million of equipment purchases with monthly payment terms over the life of each lease. Each outstanding lease bears interest at an annual rate of 10.4%, has a 36-month term, and is considered a capital lease. As of December 31, 2000, the Company had approximately $541,000 available under the lease agreement.



        Year Ending December 31,
        ------------------------
          2001                            $ 178,627
          2002                              178,627
          2003                              178,627
                                         -----------
              Subtotal                      535,881
                Less: Interest              (77,232)
                                         -----------
              Total                       $ 458,649
                                         ===========

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000

(4)    INCOME TAXES

       The components of the provision for income taxes for the year ended December 31, 2000 are as follows:


       Current:
               Federal                                    $ (25,971)
               State and local                               (4,737)
                                                          ---------
                    Total current                           (30,708)
                                                          ---------
       Deferred:
               Federal                                      122,524
               State and local                               14,110
                                                          ---------
                    Total deferred                          136,634
                                                          ---------
                    Total tax provision                   $ 105,926
                                                          =========

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2000 are as follows:

                                                                      2000
                                                                   ---------
       Deferred tax assets:
               Accrued compensation                                $ 107,600
               Deferred rent                                          13,567
               Accounts receivable                                   292,600
               Goodwill                                              157,344
               Deferred revenue                                      108,441
                                                                   ---------
                                                                     679,552
       Deferred tax liabilities:
               Internal Use Software Development                     418,695
               Property and equipment                                295,072
               Other                                                 206,025
                                                                   ---------
                                                                     919,792
                                                                   ---------
                    Net deferred tax liability                     $ 240,240
                                                                   =========

       During the year ended December 31, 2000 the Company paid $591,000 in income taxes.

       A reconciliation of the federal statutory tax rate to the actual tax rate for the year ended December 31, 2000 is as follows:

                                                                       2000
                                                                      ------
       Federal statutory income tax rate                              (34.0)%
       State income taxes, net of federal benefits                     (4.3)%
       Nondeductible acquisition costs and other expenses              62.9%
                                                                      ------
                                                                       24.6%

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000

(5)    NOTES PAYABLE

       In May 2000, the Company entered into an amended credit facility, consisting of a working capital line of credit and an equipment line of credit. The working capital line of credit and equipment line of credit permit borrowings of up to $1 million and $2 million, respectively. At the end of six and 12 months from the date of closing, advances under the equipment line of credit must be converted to a 30-month term loan with an interest rate of LIBOR plus 2.5%. The credit facility is secured by substantially all assets of the Company.

       In October 2000, the terms of the credit facility were revised. The amended credit facility permits borrowings of up to $1.5 million for the working capital line of credit and an additional $2.0 million under the equipment line of credit. Pursuant to the terms of the credit facility, the equipment line of credit matures on May 1, 2004 and the working capital line of credit matures on June 29, 2003.

       As of December 31, 2000 the Company's existing credit facility consists of two term loans, a working capital line of credit and an equipment line of credit. Advances under the working capital line of credit and the equipment line of credit are limited to 80% of the underlying assets. The line of credit is secured by substantially all assets of the Company. The Company's credit facility contains financial covenants which have debt service ratio and tangible net worth requirements among others. As of December 31, 2000 the Company was in compliance with all covenants.

       Outstanding borrowings under the credit facility at December 31, 2000 are as follows:


Note payable, interest accrues at 6.85% per annum, due
  November 1, 2001. Payable in monthly installments of
  $15,404. Secured by all fixed assets and accounts
  receivable. Effective interest rate is 6.85%.                              $  163,787

Note payable, interest accrues at 8.81% per annum, due
  July 1, 2002. Payable in monthly installments of $14,355
  beginning February 1, 2000. Secured by underlying
  equipment. Effective interest rate is 8.81%.                                  269,131

Note payable, interest accrues at Libor + 2.5% per annum, due
  June 29, 2003. Payable in monthly installments of $54,184, fixed principal plus interest, beginning February 1, 2001.
  Secured by underlying equipment. Effective interest rate is 9.279%.         1,625,535

Note payable, interest accrues at Libor + 2.5% per annum, due
  May 1, 2004. Payable in monthly installments of $55,556, fixed principal plus interest, beginning June 1, 2001.
  Secured by underlying equipment. Effective interest rate is 9.279%.         2,000,000
                                                                             ----------
      Total                                                                  $4,058,453
                                                                             ==========

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000

       Future minimum principal payments as of December 31, 2000 are as follows:

       YEAR ENDING DECEMBER 31,
       2001                                              $ 1,303,401
       2002                                                1,431,319
       2003                                                1,045,963
       2004                                                  277,770
                                                           ---------
                                                           4,058,453
       Less - current portion                              1,303,401
                                                           ---------
           Total long-term debt                          $ 2,755,052
                                                           =========

       During the year ended December 31, 2000 the Company paid $175,443 in interest.

(6)    BRIDGE FINANCING

       As a condition of the Merger Agreement with iBasis, iBasis executed a bridge loan to the Company in the amount of $10 million and the Company delivered a non-negotiable convertible subordinated promissory note to iBasis in the amount of $10 million. The bridge loan bears interest at 8%. The principal and all accrued but unpaid interest becomes payable upon either the termination of the Merger Agreement or December 8, 2002, whichever is earlier. In the event that the sale of the Company's stock to iBasis is not consummated, the unpaid principal amount plus any interest due (the Conversion Amount) will be converted into the Company's Class A Common stock, as follows:

       (a) If the Merger Agreement is terminated by the Company because of a material breach by iBasis, or iBasis has elected not to close the merger because of lack of approval by iBasis' stockholders, all of the Conversion Amount shall be converted into the number of shares of Class A Common stock equal to the Conversion Amount divided by $5.00.

       (b) If the Merger Agreement is terminated in any manner other than a Breach Termination (as defined), or terminated by iBasis in the event of a willful breach by the Company, or if the liquidation or dissolution of the Company occurs, or if earlier, upon December 8, 2002, all of the Conversion Amount shall be converted into the number of shares of Class A Common stock equal to the Conversion Amount divided by $4.25.

       In the event that the merger does not close before February 28, 2001, and the Merger Agreement has not been terminated, iBasis will be required to make an additional loan of $5 million to the Company.

       As of December 31, 2000, interest expense related to this bridge loan was approximately $33,000.

(7)    STOCK OPTIONS

       The Company's Stock Incentive Plan (the "Plan") provides for awards of incentive or non-qualified stock options and restricted stock to employees, directors, and consultants of the Company. Under the terms of the Plan, options may not be issued at less than 100% of the fair market value of the Company's Class A Common stock on the date of grant. Options under the Plan vest at a rate set forth by the Board of Directors in each individual option agreement, but generally over a 5-year period following the date of grant. Options expire no later than 10 years from the grant date or when employment ceases, whichever comes first. The maximum number of shares which may be issued pursuant to the Plan is 8,000,000 shares of its Class A Common stock.

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000

       Stock option activity for the Plan for the year ended December 31, 2000 is as follows:

                                                               NUMBER OF       WEIGHTED-AVERAGE
                                                                SHARES          EXERCISE PRICE
                                                              ----------       ----------------
       Balance at December 31, 1999                           5,708,500           $ 0.49
               Granted                                        1,587,500             1.74
               Exercised                                       (170,000)            0.53
               Forfeited/canceled                              (632,000)            0.51
                                                              ---------           ------
       Balance at December 31, 2000                           6,494,000           $ 1.10
                                                              =========           ======
       Exercisable at December 31, 2000                       3,456,125           $ 0.89
                                                              =========           ======

                                       OPTIONS OUTSTANDING                                         OPTIONS EXERCISABLE
                       ----------------------------------------------------------------   --------------------------------------
                                                WEIGHTED-AVERAGE
                                              REMAINING CONTRACTUAL    WEIGHTED-AVERAGE                         WEIGHTED-AVERAGE
EXERCISE PRICES        NUMBER OF OPTIONS         LIFE (IN YEARS)        EXERCISE PRICE    NUMBER OF OPTIONS      EXERCISE PRICE
---------------        -----------------      ---------------------    ----------------   -----------------     ----------------
    $0.25                  600,000                   6.00                 $0.25                490,000                 $0.25
     0.94                  705,000                   9.44                  0.94                178,625                  0.94
     1.00                3,626,000                   7.27                  1.00              2,787,500                  1.00
     1.25                1,069,000                   9.62                  1.25                  --                      --
     1.50                   75,000                   9.56                  1.50                  --                      --
     2.95                  389,000                   9.86                  2.95                  --                      --
     4.15                   30,000                   9.83                  4.15                  --                      --
                         ---------                                                           ---------
                         6,494,000                                                           3,456,125
                         =========                                                           =========

       Options granted to employees under the Plan are accounted for under APB Opinion No. 25, and since options have been granted at prices equal to the fair value of the Company's common stock on the date of grant, no compensation cost has been recognized for the option grants. Had the Company determined compensation cost based on the fair value of the options at the grant date in accordance with SFAS No. 123, the pro forma net loss would have been approximately $791,000 for the year ended December 31, 2000.

       The weighted-average fair value of the options granted during 2000 is estimated to be $1.08 per option on the grant date using a fair market value option-pricing model with the following assumptions: expected dividend yield of 0.0%, risk-free rate of return of 6.10% , expected volatility of 70%, and an expected life of five years.

       During 2000, the Company issued 25,000 options to purchase common stock to certain consultants and advisors as consideration for services. The Company recognized approximately $14,000 of compensation expense related to these issuances.

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000

(8)    PREFERRED STOCK

       (a)  REDEEMABLE PREFERRED STOCK

            On June 2, 1998, the Company issued 6,500 shares of its Redeemable Preferred Stock ("Redeemable Preferred Stock"), par value of $0.01, for $6.5 million, less issuance costs of approximately $413,000. The issuance costs were offset against the proceeds of the Redeemable Prefered Stock and are being accreted through the expected redemption date. The Shares have a redemption price of $1,000 per share, together with accrued and unpaid dividends thereon. At any time before June 2, 2003, the Company, at its option, may redeem some or all of the outstanding shares. On June 2, 2003, the Company must then redeem one-half of the then outstanding shares plus unpaid accrued dividends and on June 2, 2004, the Company must redeem all of the remaining outstanding shares plus unpaid accrued dividends. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, holders of the Redeemable Preferred Stock shall be paid the redemption price plus all accrued and unpaid dividends to the date of liquidation, dissolution, or winding up of affairs before any payment to other stockholders. No shares were redeemed and no dividends declared during 2000. The accumulated, unpaid dividends are approximately $1,435,000 at December 31, 2000.

       (b)  SERIES A, 8% CUMULATIVE, VOTING, CONVERTIBLE PREFERRED STOCK

            On June 2, 1998, the Company issued 2,428,000 shares of its 8% Cumulative, Voting, Convertible Preferred Stock ("Convertible Preferred Stock"), par value of $0.01, for $3.5 million, less issuance costs of approximately $222,000. At any time, the holder of the Convertible Preferred Stock may convert all or some shares into Class B Common stock. Initially, the conversion rate was such that each share of Convertible Preferred Stock could be converted into one share of Class B Common stock. On January 2, 1999, the conversion rate was adjusted so that the number of shares of Class B Common stock issued upon conversion would equal 40% of the fully diluted common shares. As of December 31, 2000, the Convertible Preferred Stock was convertible into 9,327,144 shares of Class B Common stock.

            The holders of the Convertible Preferred Stock are entitled to vote together with the holders of Class B common stock. The total number of votes is equal to the number of Class B common shares that could be acquired upon conversion into Class B common stock at the conversion rate in effect at that date. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, holders of the Convertible Preferred Stock shall be paid the liquidation price of $1.442 per share plus all accrued and unpaid dividends to the date of liquidation, dissolution, or winding up of affairs, after full payment to holders of the Redeemable Preferred Stock, but before any payment is made to other stockholders. No shares were converted to Class B Common stock during 2000. To date, no dividends have been declared on the Convertible Preferred Stock. The accumulated, unpaid dividends are approximately $776,000 at December 31, 2000.

(9)    STOCK SPLIT

       In April 2000, the shareholders approved an increase of the authorized Class B Common stock shares to 30,000,000. In addition, the Board of Directors authorized a 2-for-1 stock split, resulting in an increase in the number of shares outstanding from 4,760,000 to 9,520,000. The stock split has been retroactively reflected in the accompanying financial statements.

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000

(10)   SALE OF CLASS A COMMON STOCK

       In August 2000, the Company sold 1,226,000 shares of Class A Common stock for $5 million in cash to a third party investor. In connection with the transaction, the Company issued 80,000 options to consultants and advisors for services directly related to the transaction. The Company recorded approximately $66,000 as a reduction to the proceeds received in the accompanying consolidated statement of redeemable preferred stock and stockholders' equity.

(11)   PROPERTY AND EQUIPMENT

       Property and equipment consisted of the following at December 31, 2000:

       Furniture and fixtures                                   $    672,040
       Computer equipment and software                             1,941,982
       Interactive voice response system components
         and software                                              9,506,071
       Leasehold improvements                                        307,329
                                                                ------------
                                                                  12,427,422
       Less: Accumulated depreciation and amortization            (2,651,577)
                                                                ------------
                                                                $  9,775,845
                                                                ============

       Included in interactive voice response system components and software are approximately $459,000 of equipment acquired under capital leases in 2000. Amortization of approximately $23,000 has been recorded for the year ended December 31, 2000.

(12)   ACQUISITION OF FUSIONTEC

       In August 2000, the Company purchased substantially all the assets of FusionTec, Inc.("FusionTec"), a software consulting firm, for $100,000 in cash. As part of the agreement the Company entered into long-term employment agreements with the two principals of FusionTec. This acquisition has been accounted for using the purchase method of accounting, whereby the purchase price in excess of the fair value of the assets acquired has been recorded as goodwill. The fair value of the assets acquired from FusionTec was approximately $25,000, resulting in $75,000 of goodwill that is being amortized over five years. Compensation under these employment agreements are not included in the purchase price, but are accounted for as compensation expense to the Company in the period services are performed.

(13)   CONCENTRATION OF CREDIT RISK

       For the year ended December 31, 2000, the Company's generated revenues and receivables is from two customers that each exceeded 10% of the Company's total revenues and total receivables as follows:

                                                  Accounts
                                   Revenues      Receivable
                                   --------      ----------
       Customer A                     17%           *

       Customer B                     16%          34%

       * Represents less than 10% of total.

(14)   COMMITMENTS

       The Company is obligated under various contracts with major telecommunications carriers for the use of a minimum amount of service on a monthly basis over the terms of the underlying contracts which expire at various dates through 2002. The total commitments due under these contracts are as follows:

                             PRICEINTERACTIVE, INC.

                          Notes to Financial Statements

                                December 31, 2000


       YEAR ENDING DECEMBER 31,
       ------------------------
       2001                          $ 1,284,000
       2002                               84,000
                                     -----------
                                     $ 1,368,000
                                     ===========

       The Company has historically processed revenue generating traffic over its interactive call processing platform sufficient to satisfy its monthly commitment levels with the telecommunications carriers. The Company believes that it will be able to continue to generate sufficient revenue generating call traffic in order to satisfy its monthly commitments.

       In addition, change of control provisions within employment agreements for three executives will require the Company to pay $850,000 in 2001 upon closing of the sale of the Company to iBasis.

(15)   RELATED PARTY TRANSACTIONS

       As of December 31, 2000, the Company held an approximately 10% interest in one customer. This investment of approximately $50,000 has been recorded at cost and is included in other assets on the accompanying balance sheet. For the year ended December 31, 2000, approximately $171,000 was earned from this customer.

       During 2000 the Company also entered into an arrangement to host a third party investor's speech applications on the Company's interactive call processing platform. There were no revenues earned by the Company from this customer for the year ended December 31, 2000.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Balance Sheet (the "Pro Forma Balance Sheet") has been prepared based upon the historical condensed consolidated balance sheets of iBasis, Inc. and PriceInteractive, Inc. as of December 31, 2000. The Pro Forma Balance Sheet gives effect to the acquisition of PriceInteractive, Inc. as if the acquisition had occurred as of December 31, 2000.

The following Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended ended December 31, 2000 (the "2000 Pro Forma Statement of Operations") is based upon the historical condensed consolidated statements of operations of iBasis, Inc. and PriceInteractive, Inc. for the year ended December 31, 2000. The 2000 Pro Forma Statement of Operations gives effect to
(a) the acquisition of PriceInteractive, Inc., (b) the sale of 2,026,637 shares of iBasis, Inc.'s common stock in an underwritten public offering which was completed in March 2000 and the use of the net proceeds from such offering, and
(c) the use of the net proceeds from the sale of 150.0 million 5 3/4% convertible subordinated notes also completed in March 2000 as if each had occurred as of January 1, 2000.

Pro forma adjustments are described in the accompanying footnotes and are calculated using iBasis, Inc.'s February 20, 2001 closing stock price of $5.03 per share. In addition to the purchase price reflected in these pro forma financial statements, iBasis will pay a maximum of approximately $4.8 million in cash upon the conversion, vesting and exercise of PriceInteractive options. Any amounts paid to these option holders in the future will be recorded by iBasis as compensation expense. The Unaudited Pro Forma Statements of Operations presented herein do not include any adjustment for compensation expense related to the amounts up to $4.8 million that may be paid for the future or the amortization of approximately $2.9 million of deferred compensation related to iBasis options issued in exchange for PriceInteractive options.

The 2000 Pro Forma Statements of Operations do not necessarily indicate the actual results of operations that iBasis, Inc. would have reported if the events described above had occurred as of January 1, 2000, respectively nor do they necessarily indicate the results of iBasis, Inc.'s future operations. Furthermore, the pro forma results do not give effect to cost savings or incremental costs that may occur as a result of the integration and consolidation of iBasis, Inc. and PriceInteractive, Inc. In the opinion of management, all adjustments necessary to fairly present these pro forma financial statements have been made.

The acquisition of PriceInteractive, Inc. has been accounted for using the purchase method of accounting.

The pro forma condensed combined financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the financial statements and footnotes thereto of PriceInteractive, Inc. included elsewhere in this Form 8-K.

Certain reclassifications have been made to the PriceInteractive Statement of Operations in order to conform to iBasis' presentation.

                                  IBASIS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 2000

                                                                         PRO FORMA
                                         IBASIS      PRICEINTERACTIVE   ADJUSTMENTS         PRO FORMA
                                      ------------   ----------------   ------------       ------------
ASSETS
Cash, Cash Equivalents and Short
  Term Investments..................  $285,327,398      $12,484,485     $(48,830,750)(1)   $248,981,133
Other Current Assets................    23,226,854        8,226,811                          31,453,665
Property and Equipment, net.........    99,870,110        9,775,845               --        109,645,955
Goodwill and other purchased
  intangibles, net..................            --          334,063       70,766,254 (3)     71,100,317
Other Long Term Assets..............    39,393,357           81,557      (10,000,000)(2)     29,474,914
                                      ------------      -----------     ------------       ------------
  Total Assets......................  $447,817,719      $30,902,761     $ 11,935,504       $490,655,984
                                      ============      ===========     ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities.................  $ 50,041,277      $ 7,464,570     $         --       $ 57,505,847
Long term Debt......................   190,880,257       13,198,546      (10,000,000)(2)    194,078,803
Stockholders' Equity................   206,896,185       10,239,645       21,935,504 (4)    239,071,334
                                      ------------      -----------     ------------       ------------
  Total Liabilities and Stockholders
    Equity..........................  $447,817,719      $30,902,761     $ 11,935,504       $490,655,984
                                      ============      ===========     ============       ============

------------------------

(1) To record the aggregate cash consideration for the acquisition.

(2) To eliminate amount due from PriceInteractive.

(3) To record goodwill and other purchased intangibles to be amortized over an estimated useful life of 5 years.

(4) To record the common stock consideration issued for the acquisition at the February 20, 2001 market value of $5.03; remove PriceInteractive's equity and record acquired in-process research and development costs
    ($21.1 million) based on a preliminary estimate provided by a third party appraisal.

    The accompanying notes are an integral part of these pro forma financial statements.

                                  IBASIS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000

                                                                          PRO FORMA
                                          IBASIS      PRICEINTERACTIVE   ADJUSTMENTS         PRO FORMA
                                       ------------   ----------------   ------------      -------------
REVENUE:
  Data communications and
    telecommunications...............  $ 61,217,737      $13,443,955     $         --      $  74,661,692
  Professional services..............            --        4,633,044               --          4,633,044
                                       ------------      -----------     ------------      -------------
  Net Revenue........................    61,217,737       18,076,999               --         79,294,736
OPERATING EXPENSES:
  Data communications and
    telecommunications...............    60,594,423        4,580,054               --         65,174,477
  Professional services..............            --        3,424,155               --          3,424,155
  Research and development...........    15,167,902        2,102,019               --         17,269,921
  Selling and marketing..............    19,351,822        2,458,015               --         21,809,837
  General and administrative.........    19,657,346        3,487,205               --         23,144,551
  Depreciation and amortization......    15,717,929        1,848,526       14,153,251 (1)     31,719,706
  Acquired in-process research and
    development......................            --               --       21,137,972 (2)     21,137,972
                                       ------------      -----------     ------------      -------------
Total operating expenses.............   130,489,422       17,899,974       35,291,223        183,680,619
                                       ------------      -----------     ------------      -------------
Income (loss) from operations........   (69,271,685)         177,025      (35,291,223)      (104,385,883)
Interest income......................    19,824,259          229,876        1,371,434 (3)     21,425,569
Interest expense.....................   (12,844,162)        (175,442)      (1,852,528)(4)    (14,872,132)
Loss on disposal of assets...........            --           (4,055)              --             (4,055)
Other expense........................            --         (658,200)              --           (658,200)
                                       ------------      -----------     ------------      -------------
Income before provision for income
  taxes..............................   (62,291,588)        (430,796)     (35,772,317)       (98,494,701)
Provision for income taxes...........            --         (105,926)              --           (105,926)
                                       ------------      -----------     ------------      -------------
  Net Loss...........................  $(62,291,588)     $  (536,722)    $(35,772,317)     $ (98,600,627)
                                       ============      ===========     ============      =============
Net loss per share:
  Basic and diluted net loss per
    share............................  $      (1.85)                                       $       (2.23)
                                       ============                                        =============
  Basic and diluted weighted average
    common shares outstanding........    33,611,538                        10,630,691 (5)     44,242,229
                                       ============                      ============      =============

------------------------
(1) To record the amortization of goodwill and other purchased intangibles, using an estimated useful life of 5 years.

(2) To record the acquired in-process research and development expense as estimated by a third party appraisal.

(3) To record the net effect of the reduction in interest income as a result of a decrease in cash for the purchase price and the effects of the sale of shares of common stock related to the Secondary Public Offering and the issuance of the 5 3/4% Convertible Subordinated Notes.

(4) To record the interest expense related to the issuance of the 5 3/4% Convertible Subordinated Notes.

(5) To record the shares to be issued in connection with the acquisition and record the sale of shares in the Company's secondary offering.

    The accompanying notes are an integral part of these pro forma financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

BALANCE SHEET

Based upon the closing price of iBasis, Inc.'s stock of $5.03 per share as of February 20, 2001, iBasis, Inc. will pay approximately $102.1 million in aggregate consideration to acquire the outstanding common stock and vested options of PriceInteractive, Inc. The purchase price will be allocated to tangible and intangible assets, based on the estimate of the fair value of the net assets acquired to be determined by an independent appraisal. The following allocation of the aggregate purchase price is preliminary and subject to adjustment, based on the final determination of the fair value of the net assets acquired and does not consider any deferred income taxes which may be required for the non-goodwill purchased intangibles as the independent appraisal is not complete at this time.

                                                              (IN MILLIONS)
                                                              -------------
Cash, Cash Equivalents and Short Term Investments...........      $ 12.5
Other Current Assets........................................         8.2
Property and Equipment......................................         9.8
Goodwill and Other Purchased Intangibles....................        71.1
Other Assets................................................         0.1
Current Liabilities.........................................        (7.5)
Long Term Debt..............................................       (13.2)
In-process Research and Development.........................        21.1
                                                                  ------
Total Purchase Price........................................      $102.1
                                                                  ======

Pro forma adjustments to the balance sheet consist of the following:

                                                                                      GOODWILL
                                                                                     AND OTHER
                                           CASH, CASH EQUIVALENTS                    PURCHASED
                                               AND SHORT TERM      OTHER LONG-TERM   INTANGIBLES,    LONG-TERM    STOCKHOLDERS'
                                                INVESTMENTS            ASSETS           NET           DEBT          EQUITY
                                           ----------------------  ---------------   ------------   -----------   -------------
Record the aggregate cash consideration
  paid for the acquisition...............       $(48,830,750)       $         --    $         --   $        --    $53,313,121
Eliminate amount due from
  PriceInteractive.......................                 --         (10,000,000)             --    10,000,000             --
Record goodwill and other purchased
  intangibles related to the
  acquisition............................                 --                  --      70,766,254            --             --
Remove PriceInteractive's equity not
  assumed in acquisition.................                 --                  --              --            --    (10,239,645)
Write off acquired in-process research
  and development costs..................                 --                  --              --            --    (21,137,972)
                                                ------------        ------------    ------------   -----------    -----------
Total Pro Forma Adjustments to Balance
  Sheet..................................       $(48,830,750)       $(10,000,000)   $ 70,766,254   $10,000,000    $21,935,504
                                                ============        ============    ============   ===========    ===========

STATEMENTS OF OPERATIONS

Pro forma adjustments to the statement of operations consist of the following:


                                  DEPRECIATION     ACQUIRED IN-                                   WEIGHTED
                                      AND        PROCESS RESEARCH    INTEREST      INTEREST    AVERAGE SHARES
                                  AMORTIZATION   AND DEVELOPMENT      INCOME       EXPENSE      OUTSTANDING
                                  ------------   ----------------   -----------   ----------   --------------
Write off of acquired in-
  process research and
  development costs.........      $        --      $21,137,972      $        --   $       --    $        --
Amortization of goodwill and
  other purchased
  intangibles...............       14,153,251               --               --           --             --
Reduction in interest income
  as a result of a decrease
  in cash...................               --               --       (3,111,126)          --             --
Shares issued in connection
  with this acquisition.....               --               --               --           --     10,247,574
Record effects of the
  sale of shares of
  common stock relating to
  the Secondary Public
  Offering..................               --               --        2,205,999           --        383,117
Record effects of the
  issuance of the 5 3/4%
  Convertible Subordinated
  Notes.....................               --               --        2,276,561    1,852,528             --
                                  -----------      -----------      -----------   ----------    -----------
Total Pro Forma Adjustments
  to 2000 Statement of
  Operations................      $14,153,251      $21,137,972      $ 1,371,434   $1,852,528     10,630,691
                                  ===========      ===========      ===========   ==========    ===========